Exhibit 10.2(a)
COTERRA ENERGY INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”), made as of [ Grant Date ] (the “Grant Date”), evidences an award by Coterra Energy Inc., a Delaware corporation (the “Company”), to [ Participant Name ] (the “Grantee”), a non-employee director of the Company, pursuant to the Coterra Energy Inc. 2023 Equity Incentive Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

1.Grant of Restricted Stock Units. Effective as of the Grant Date, the Company has awarded to the Grantee Restricted Stock Units representing the right to receive a total of [ number of shares granted ] shares of Common Stock, subject to the terms and conditions set forth below and in the Plan (the “Restricted Stock Units”).

2.Vesting. Subject to the terms and provisions of this Agreement, the Restricted Stock Units shall vest 100% on the earlier of (a) [_____], provided that the Grantee is serving as a member of the Board of Directors of the Company or a Subsidiary on such date or (b) the termination of the Grantee’s service on the Board (other than by removal in accordance with the Company’s Bylaws), including termination on account of death or disability. If the Grantee is removed from service on the Board in accordance with the Company’s Bylaws, the Restricted Stock Units will be forfeited. The period from the Grant Date until the date on which the Restricted Stock Units vest pursuant to this Section 2 shall be referred to herein as the “Period of Restrictions.” During the Period of Restrictions, the Restricted Stock Units shall be subject to the restrictions described in this Agreement.

3.Issuance of Shares; Taxes. The Company shall issue to the Grantee (either by delivering one or more certificates for such shares or by entering such shares in book entry form in the name of the Grantee or depositing shares for the Grantee’s benefit with any broker with which the Grantee has an account or relationship or the Company has engaged to provide such services under the Plan) shares of Common Stock in settlement of the Restricted Stock Units as soon as administratively practicable following the date on which the Restricted Stock Units vest, but in no event later than March 15th of the calendar year following such date. The Grantee is responsible to pay all required taxes associated with the Restricted Stock Units (including in connection with the issuance of the shares of Common Stock, the subsequent sale of the shares or Common Stock and the receipt of dividend equivalents or dividends, if any).

4.Dividend Equivalents. At the same time that the Company delivers shares of Common Stock pursuant to Section 3, the Company shall also pay to the Grantee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the Restricted Stock Units had such share been outstanding from the Grant Date until the date the ownership of such shares of Common Stock are delivered to the Grantee. The dividend equivalent payment pursuant to this Section 4 shall be paid without interest or earnings. No dividend equivalent payments will be made with respect to Restricted Stock Units that do not vest pursuant to this Agreement.

5.Transferability. The Restricted Stock Units are not transferable by the Grantee, whether voluntarily, involuntarily or by operation of law or otherwise until such time as the ownership of such shares of Common Stock has been transferred to the Grantee, except as provided in the Plan. Except as provided in the Plan, if any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, then the Grantee’s right to the Restricted Stock Units shall immediately cease and terminate.

6.Beneficiary Designations. The Grantee shall file with the Corporate Secretary of the Company on such form as may be prescribed by the Company, a designation of one or more beneficiaries and, if desired, one or more contingent beneficiaries (each referred to herein as a “Beneficiary”) to whom shares of Common Stock otherwise due the Grantee under the terms of this Agreement shall be distributed in the event of the death of the Grantee. The Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Corporate Secretary of the Company or in such form as may be prescribed by the Company. If any designated Beneficiary survives the Grantee but dies after the Grantee’s death, any remaining benefits due such deceased Beneficiary under this Agreement shall be distributed to the personal representative or executor of the deceased Beneficiary’s estate. If there is no effective Beneficiary designation on file at the time of the Grantee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Grantee, the payment of any remaining benefits under this Agreement shall be made to the personal representative or executor of the Grantee’s estate. If one or more but not all the Beneficiaries have predeceased such Grantee, the benefits under this Agreement shall be paid according to the Grantee’s instructions in his or her designation of Beneficiaries. If the Grantee has not given instructions, or if the instructions are not clear, the benefits under this Agreement which would have been paid to the deceased Beneficiary or Beneficiaries will be paid to the personal representative or executor of Grantee’s estate.

7.Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company. In no event shall Restricted Stock Units granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Grantee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order in accordance with the terms of the Plan.

8.Restrictions on Delivery of Shares. The Company shall not be obligated to issue or deliver any shares of Common Stock if counsel to the Company determines that such issuance or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, the Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock.

9.Rights as a Stockholder. The Grantee (or Beneficiary) shall have no rights of a stockholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Grantee.

10.Adjustments. As provided in Section 8.1 (Adjustments) of the Plan, certain adjustments may be made to the Restricted Stock Units upon the occurrence of events or circumstances described in Section 8.1 of the Plan.

11.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be:

a.delivered personally to the following address:

Coterra Energy Inc.
c/o Corporate Secretary
840 Gessner Rd., Suite 1400
Houston, Texas 77024

or

b. sent by first class mail, postage prepaid and addressed as follows:

Coterra Energy Inc.
c/o Corporate Secretary
840 Gessner Rd., Suite 1400 Houston, Texas 77024

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

12. Amendment. Without the consent of the Grantee, this Agreement may be amended or supplemented (a) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (b) to add to the covenants and agreements of the Company for the benefit of Grantee or to add to the rights of the Grantee or to surrender any right or power reserved to or conferred upon the Company in this Agreement, subject, however, to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections shall not adversely affect the rights of Grantee with respect to the Award evidenced hereby without the Grantee’s consent, or (c) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws.

13. Grantee Service; No Future Awards. Nothing contained in this Agreement, and no action of the Company or the Administrator with respect hereto, shall confer or be construed to confer on the Grantee any right to continue as a director of the Company or any Subsidiary. This grant of Restricted Stock Units is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Grantee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Grantee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.

15. Section 409A. The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Grantee is a “specified employee” as defined in Section 409A on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Restricted Stock Units settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (a) the fifteenth business day following the expiration of six months from the Grantee’s separation from service, (b) the date of the Grantee’s death, or (c) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.

16. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan (a copy of which has been made available to Grantee) and any Exhibits and Schedules that may be appended hereto. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

17. Relationship to the Plan. In addition to the terms and conditions described in this Agreement, grants of Restricted Stock Units are subject to all other applicable provisions of the Plan. The decisions of the Board or the Administrator with respect to questions arising as to the interpretation of the Plan, or this Agreement and as to finding of fact, shall be final, conclusive and binding.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto cause this Non-Employee Director Restricted Stock Unit Award Agreement to be executed as of the date hereof.

COTERRA ENERGY INC.

By:
Name:
Title:

Grantee:

By:
[ Participant Name ]

Signature Page to Non-Employee Director Restricted Stock Unit Award Agreement